UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 7, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16447	77-0123732
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     At its March 7, 2005 meeting, the Compensation Committee of the Board of Directors of Maxtor Corporation (the “Company”) approved amendments to the Company’s Executive Retention and Severance Plan (the “Executive Severance Plan”), applicable to executive officers and key employees designated by the Compensation Committee who become participants in that plan subsequent to the date of its amendment. The Executive Severance Plan provides, among other things, for the payment of cash severance benefits to participants whose employment is involuntarily terminated other than for cause under circumstances not involving a change in control of the Company. Prior to its amendment, the amount of such cash severance benefits under the Executive Severance Plan was determined by a formula that takes into account the terminated participant’s base salary at the time of termination of employment and the participant’s prior year annual bonus, if any. The amended Executive Severance Plan formula for computing cash severance benefits in these circumstances will take into account fifty percent of the terminated participant’s target annual bonus for the year in which employment terminates rather than the participant’s prior year annual bonus. The participant’s current base salary will continue to be taken into account under the amended formula.

     The Compensation Committee further amended the Executive Severance Plan to change the definition of “cause” for involuntary termination of employment by adding additional acts by a participant that would permit the Company to terminate the participant’s employment without triggering an obligation to pay specified severance benefits. These additional acts by a participant include: (1) breach of fiduciary duty for personal profit, (2) material failure to abide by the Company’s code of conduct or other policies, (3) misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which the Company is required to prepare an accounting restatement, (4) misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company, (5) any intentional act which has a material detrimental effect on the reputation or business of the Company, (6) repeated failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure such failure or inability, and (7) any material breach of any employment, non-disclosure, non-competition, non-solicitation or similar agreement which is not cured pursuant to the terms of the agreement.

     At the same meeting, the Compensation Committee amended the Company’s Restricted Stock Unit Plan (the “RSU Plan”) to eliminate a provision that would result in the full and immediate vesting of an award granted following March 7, 2005 that is held by a participant whose employment is involuntarily terminated without cause. Following this amendment, an award to which this amendment applies that is held by a participant who is involuntarily terminated without cause will be forfeited to the extent it remains unvested on the date of termination of employment. The Compensation Committee further amended the RSU Plan to change the definition of “cause” for involuntary termination to conform to the similar amendment made to the Executive Severance Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2005

MAXTOR CORPORATION

By:	/s/ Duston M. Williams

Name:	Duston M. Williams
Title:	Executive Vice President, Finance and Chief Financial Officer